EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT
EXTENSION FOR THE ATWOOD OSPREY

FOR IMMEDIATE RELEASE

HOUSTON, April 23, 2012 /PRNewswire/ -- ATWOOD OCEANICS, INC. announced today that one of its subsidiaries has been awarded a three year contract extension by Chevron Australia Pty Ltd ("Chevron"), for the semisubmersible Atwood Osprey.  The Atwood Osprey commenced its initial three year drilling services contract with Chevron on May 27, 2011 for operations offshore Australia inclusive of the Greater Gorgon field development project.  With this contract extension, the Atwood Osprey is now committed through May 2017.

The operating day rate for the initial three year period remains unchanged. The operating day rate at the start of the extension period is estimated to be approximately $470,000, exclusive of the total cost escalation adjustments which occur during the initial term and will be additive to the operating day rate during the extension period.  The contract provisions during the extension period provide for continued annual cost escalation adjustments, enhanced rig equipment maintenance and repair time allowances, and other adjustments to the initial contract’s terms and conditions.

Atwood Oceanics, Inc. is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns ten mobile offshore drilling units located in the United States Gulf of Mexico, South America, the Mediterranean Sea, West Africa, southeast Asia and Australia, and is constructing an ultra-deepwater semisubmersible, two ultra-deepwater drillships and three high-specification jackups for deliveries in 2012, 2013 and 2014. The company was founded in 1968 and is headquartered in Houston, Texas. Atwood Oceanics, Inc. ordinary shares are traded on the New York Stock Exchange under the symbol "ATW".

Contact: Mark L. Mey
(281) 749-7902